SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant |X|
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check the appropriate box:
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|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive  Additional  Materials
|_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               C-PHONE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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|X| No fee required.

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

                                                                Preliminary Copy


                               C-PHONE CORPORATION
                             6714 NETHERLANDS DRIVE
                        WILMINGTON, NORTH CAROLINA 28405


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JULY 31, 1998


         The Annual Meeting of shareholders of C-Phone Corporation (the "Company") will be held at the Holiday Inn Express Hotel & Suites, 160 Van Campen Boulevard, Wilmington, North Carolina at 9:00 a.m., on July 31, 1998, for the following purposes:

         1. To elect six directors to serve until the next Annual Meeting of shareholders and until their respective successors are elected and qualified;

         2. To approve the issuance of any shares of the Company's common stock in excess of 1,068,500 shares of common stock issuable upon conversion of shares of Series A Preferred Stock issued to investors in the Company's December 1997 private placement;

         3. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending February 28, 1999; and

         4. To transact such other business as properly may come before the Annual Meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on June 8, 1998 as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.



                                       By Order of the Board of Directors,


                                       Tina L. Jacobs,
                                       SECRETARY


June __, 1998


IMPORTANT: THE COMPANY INVITES YOU TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT PROMPTLY TO THE COMPANY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                               C-PHONE CORPORATION
                             6714 NETHERLANDS DRIVE
                        WILMINGTON, NORTH CAROLINA 28405


                                   ----------

                                 PROXY STATEMENT


                                   ----------

                       1998 ANNUAL MEETING OF SHAREHOLDERS


         This Proxy Statement is furnished to shareholders of C-Phone Corporation, a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of shareholders of the Company (the "Annual Meeting") to be held at 9:00 a.m. on July 31, 1998 at the Holiday Inn Express Hotel & Suites, 160 Van Campen Boulevard, Wilmington, North Carolina, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, the attached Notice of Annual Meeting, the accompanying form of proxy and the Annual Report to shareholders for the fiscal year ended February 28, 1998 ("Fiscal 1998") are first being sent to shareholders of the Company on or about June __, 1998.

         Only holders of record of shares of the Company's common stock, par value $.01 per share (the "Common Stock") at the close of business on June 8, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. On the Record Date, there were issued and outstanding __________ shares of Common Stock. All of such shares are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name.

         Presence in person or by proxy of holders of _________ shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, (i) directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares of Common Stock entitled to vote, (ii) the proposal to approve the issuance of shares of Common Stock in excess of 1,068,500 shares of Common Stock (the "Excess Shares") upon conversion of the Series A Preferred Stock issued to investors in the Company's December 1997 private placement, will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock entitled to vote (not including any shares of Common Stock held by present or former holders of Series A Preferred Stock that were issued upon conversion of Series A Preferred Stock) and (iii) all other matters to come before the Annual Meeting, including ratification of the selection of Coopers & Lybrand L.L.P., as independent accountants for the current fiscal year, will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock entitled to vote.

         If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be voted on such matter. Abstentions may be specified on all proposals submitted to a shareholder vote, other than the election of directors. In accordance with New York law, abstentions will not be counted in determining the votes cast in connection with the approval of the issuance of the Excess Shares or the ratification of the selection of independent accountants. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals.

         A proxy submitted by a shareholder also may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. Brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from their beneficial owners. Brokers holding shares in street name, who do not receive instructions, are entitled to vote on the election of directors and ratification of the appointment of the independent accountants, since such matters are considered to be routine, but will not be entitled to vote on the proposal to approve the issuance of the Excess Shares, since such matter is not considered to be routine. Under applicable New York law, "broker non-votes" on any proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) will be considered to be not entitled to vote on that proposal and, thus, will not be counted in determining whether such proposal receives the vote of the required amount of shares present and entitled to vote at the Annual Meeting. Since a broker is not required to vote shares held in "street name" in the absence of instructions from the beneficial shareholder and, in the absence of such instructions, is not permitted to vote on the proposal to approve the issuance of the Excess Shares, a shareholder's failure to instruct his or her broker will result in the shareholder's shares not being voted on the proposal to approve such issuance.

         A proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented thereby will be voted FOR the (i) election of the persons nominated herein as directors, (ii) approval of the issuance of the Excess Shares, and (iii) ratification of the selection of Coopers & Lybrand L.L.P., as the Company's independent accountants for the current fiscal year; as well as FOR the transaction of such other business as properly may come before the Annual Meeting.

         Each proxy granted may be revoked by the person granting it at any time
(i) by giving  written  notice to such effect to the  Secretary  of the Company,
(ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

                             PRINCIPAL SHAREHOLDERS

         Set forth below is information, as of May 21, 1998, with respect to the beneficial ownership of the Common Stock by (i) each person or group who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the current directors of the Company (who also constitute the nominees for election as directors at the Annual Meeting),
(iii) each of the executive officers of the Company named in the "Summary Compensation Table" below, and (iv) all executive officers and directors of the Company, as a group (seven persons). Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated.

Name                           Shares Beneficially Owned        Percent of Class
---------------                -------------------------        ----------------
Daniel P. Flohr                        1,110,745(1)                        15.8%
Tina L. Jacobs                         1,110,745(1)                        15.8%
Stuart E. Ross                            59,183(2)                          *
Seymour L. Gartenberg                     27,500(3)                          *
E. Henry Mize                             13,500(4)                          *
Donald S. McCoy                           10,000(2)                          *
David DeSimone(5)                         10,000                             *
All executive officers and
 directors, as a group                 1,259,262(6)                        17.5%

--------------------------------
 *     less than 1%

(1) Consists of (i) 758,374 shares owned directly by Mr. Flohr, (ii) 339,001 shares owned directly by Ms. Jacobs, and (iii) 13,370 shares owned by a trust (the sole trustee of which is Mr. Flohr's mother) for the benefit of Mr. Flohr's and Ms. Jacobs' minor daughter. Mr. Flohr and Ms. Jacobs are husband and wife and their address is c/o C-Phone Corporation, 6714 Netherlands Drive, Wilmington, North Carolina 28405.

(2) Consists of shares issuable upon exercise of that portion of options granted pursuant to the Company's 1994 Stock Option Plan (the "Stock Option Plan") that are presently exercisable or are scheduled to become exercisable on or before September 3, 1998.

(3)      Consists of (i) 20,000  shares owned  directly by Mr.  Gartenberg,  and
         (ii) 7,500  shares  issuable  upon  exercise of that portion of options granted pursuant to the Stock Option Plan that are presently exercisable or are scheduled to become exercisable on or before September 3, 1998.

(4) Consists of (i) 1,000 shares owned directly by Mr. Mize, and (ii) 12,500 shares issuable upon exercise of that portion of options granted pursuant to the Stock Option Plan that are presently exercisable or are scheduled to become exercisable on or before September 3, 1998.

(5)      Mr.  DeSimone was Vice President,  Marketing and Sales,  until February
         20, 1998.

(6) Consists of (i) the shares referred to in notes (1), (2), (3), and (4) to this table, (ii) 5,000 shares owned directly by an executive officer of the Company, and (iii) 33,333 shares issuable upon exercise of that portion of options granted to such executive officer pursuant to the Stock Option Plan that are presently exercisable or are scheduled to become exercisable on or before September 3, 1998.

         The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which at a subsequent date may result in a change in control of the Company.

         Based solely upon a review of Forms 3, 4 and 5 filed with the Securities and Exchange Commission and the Company under the Securities Exchange Act of 1934 (the "Exchange Act") and a review of written representations received by the Company, no person who at any time during Fiscal 1998 was a director, executive officer or beneficial owner of 10% or more of the outstanding shares of Common Stock failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act, except that (i) Seymour Gartenberg, a director of the Company, inadvertently filed late a Form 4 for January 1998 reporting one transaction involving the acquisition of shares acquired upon exercise of an option granted pursuant to the Stock Option Plan and (ii) Daniel Flohr and Tina Jacobs, directors and executive officers of the Company, inadvertently filed late a joint Form 5 reporting two transactions involving the gift of shares.

                              ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

DIRECTORS AND NOMINEES

         The Company's By-Laws provide for a Board of Directors of not less than three directors. The Board of Directors has fixed the number of directors at six. The persons named in the accompanying form of proxy, unless otherwise instructed, intend to vote the shares of Common Stock covered by valid proxies FOR the election of the six persons named in the following table, each of whom has been designated by the Board of Directors as a nominee for election as director. In the event that any of such persons does not continue to be available for election, the persons named in the accompanying form of proxy will have discretionary power to vote for a substitute and will have discretionary power to vote or withhold their vote for any additional nominees named by shareholders. There are no circumstances presently known to the Board of Directors which would render any of the following persons unavailable to continue to serve as a director, if elected.

      Name                     Age           Positions with the Company
      ----                     ---           --------------------------

Daniel P. Flohr                 43           Chairman of the Board,
                                               President and Chief Executive
                                               Officer; Director since 1986

Tina L. Jacobs                  38           Executive Vice President,
                                               Chief Operating Officer,
                                               Secretary and Treasurer;
                                               Director since 1986

Stuart E. Ross                  38           Vice President and
                                               Director of Engineering;
                                               Director since 1993

E. Henry Mize                   56           Director since 1994

Seymour L. Gartenberg           67           Director since 1994

Donald S. McCoy                 67           Director since 1995

         The business experience of each of the foregoing persons, during the past five years, is as follows:

         DANIEL P. FLOHR co-founded the Company in March 1986 with Ms. Jacobs and has served as the President and a director for more than the past five years.

         TINA L. JACOBS co-founded the Company in March 1986 with Mr. Flohr and has served as an executive officer and a director for more than the past five years.

         STUART E. ROSS joined the Company in January 1994, after acting as an independent consulting engineer to the Company, through New Potato Technologies, Inc. ("NPT"), during the initial development of the Company's video conferencing products. For more than five years prior thereto, Mr. Ross was the principal of NPT, an engineering consulting and creative design firm specializing in electronic media, software design, consumer electronics and communications systems.

         E. HENRY MIZE has been a private investor since 1992. For more than five years prior thereto, Mr. Mize was employed by Philip Morris USA, a consumer goods company, and had been its Vice President, Regional Sales for the Northeast and Southeast United States.

         SEYMOUR L. GARTENBERG has been a business consultant and private investor since 1991. For more than five years prior thereto, Mr. Gartenberg had been employed by Sony Music Entertainment Inc. (and its predecessors, CBS Records Inc. and CBS/Records Group, a division of CBS Inc.), a multinational record company, as Executive Vice President.

         DONALD S. MCCOY has been a technology assessment and planning consultant, specializing in the field of consumer electronics for more than the past five years. Dr. McCoy was Vice President, Technology of CBS Inc. from 1983 to 1987 and general manager of the CBS Technology Center from 1979 to 1987.

         All directors hold office until the next Annual Meeting of shareholders of the Company and until their successors are elected and qualified or until their earlier resignation. Except with respect to Mr. Flohr and Ms. Jacobs, there are no family relationships among the directors or executive officers of the Company.

         The business and affairs of the Company are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them at least quarterly, as well as by reports presented at meetings of the Board and its Committees by executive officers and other employees of the Company.

         The Board of Directors has an Audit Committee and a Compensation Committee, the members of which serve at the discretion of the Board of Directors. The Audit Committee, which currently consists of Mr. Gartenberg (Chairman), Ms. Jacobs, Dr. McCoy and Mr. Mize, among other things, confers with the independent accountants and financial officers of the Company, recommends to the Board of Directors the independent accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Compensation Committee, which currently consists of Mr. Mize (Chairman), Mr. Gartenberg and Dr. McCoy, among other things, reviews the compensation levels of the Company's executive officers and makes recommendations to the Board of Directors regarding salaries and incentive programs. The Compensation Committee also administers the Stock Option Plan and make grants thereunder.

         During Fiscal 1998, there were 13 meetings of the Board of Directors, six meetings of the Compensation Committee and four meetings of the Audit Committee. During this period, each director attended at least 75% of all meetings of the Board of Directors and of the committees thereof on which he or she served.

         The Board of Directors does not have a separate nominating committee. The Board of Directors will consider nominees recommended by shareholders for election as director at the 1999 Annual Meeting, provided that any such recommendation is submitted in writing by February 28, 1999 to the Board of Directors, c/o the Secretary of the Company, 6714 Netherlands Drive, Wilmington, North Carolina 28405, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and the consent of the proposed nominee to serve.

         The Company currently pays its non-employee directors (Seymour L. Gartenberg, E. Henry Mize and Donald S. McCoy) an annual fee of $5,000, payable quarterly, and reimburses them for out-of-pocket expenses incurred in connection with their services as directors. In addition, the Company annually grants to each of its non-employee directors a non-qualified option under the Stock Option Plan to purchase 2,500 shares of Common Stock (exercisable at the fair market value of the Common Stock at the date of grant).

EXECUTIVE OFFICERS OF THE COMPANY

         Executive officers of the Company are appointed by, and serve at the discretion of, the Board of Directors. In addition to Mr. Flohr, Ms. Jacobs and Mr. Ross, whose business experience is set forth above, Paul H. Albritton, age 55, has been Vice President and Chief Financial Officer of the Company since May 1994. From 1992 until he joined the Company, Mr. Albritton was self-employed as a business consultant and, in such capacity, consulted for the Company during April 1994. For more than the five years prior to 1992, Mr. Albritton was employed by Acton Corporation (now Sunstates Corporation), a public company engaged in automobile insurance underwriting, manufacturing and certain other businesses, where he was Executive Vice President and a director.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation for services in all capacities awarded or paid to or earned by the Company's chief executive officer and the other executive officers of the Company who received cash compensation from the Company aggregating at least $100,000 during Fiscal 1998.

                                        SUMMARY COMPENSATION TABLE

                                                 Annual             Long-Term
                                             Compensation(1)        ---------
                                             ---------------       Compensation
                                                                   ------------
                                                                      Awards
                                                                      ------

Name and                            Fiscal                      Number of Securities         All Other
Principal Position                   Year        Salary       Underlying Options (#)(2)     Compensation
------------------                   ----        ------       -------------------------     ------------

Daniel P. Flohr                      1998       $130,000                 --                      --
  President and Chief                1997       $130,000                 --                      --
  Executive Officer                  1996       $130,000                 --                      --


Tina L. Jacobs                       1998       $110,000                 --                      --
  Executive Vice President and       1997       $110,000                 --                      --
  Chief Operating Officer            1996       $110,000                 --                      --

Stuart E. Ross                       1998       $112,288                                         --
  Vice President and                 1997       $100,000           30,850 shares                 --
  Director of Engineering            1996       $100,000           10,000 shares                 --


David DeSimone(3)                    1998       $100,000                 --                    $10,000
  Vice President, Marketing          1997       $ 30,385           40,000 shares               $35,000
  and Sales                          1996           --                   --                      --

-------------------------

(1) During each of the three fiscal years ended February 28, 1998, the Company provided certain personal benefits to its executive officers which benefits to any such individual did not exceed the lesser of $50,000 or 10% of the cash compensation received by such individual. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(2) Represents incentive stock options granted under the Stock Option Plan. See "Stock Option Plan."

(3) Mr. DeSimone was an executive officer of the Company from September 1996 until February 20, 1998. Other compensation consists of a non-accountable relocation allowance in Fiscal 1997 and a severance payment in Fiscal 1998.


STOCK OPTION PLAN

STOCK OPTIONS GRANTED IN FISCAL 1998

         The Company did not grant any stock options or stock appreciation rights during Fiscal 1998 to any of the Company's executive officers named in the Summary Compensation Table.

STOCK OPTIONS HELD AT THE END OF FISCAL 1998

         The following table sets forth the total number of exercisable and un-exercisable stock options held by each of the Company's executive officers named in the Summary Compensation Table who held any stock options as of February 28, 1998. No options to purchase Common Stock were exercised by any of the Company's executive officers during Fiscal 1998 and no stock appreciation rights were outstanding during Fiscal 1998.

                         Number of Securities            Value of Unexercised
                    Underlying Unexercised Options       In-the-Money Options
                        at February 28, 1998(2)          at February 28, 1998
                        -----------------------          --------------------

    Name             Exercisable     Unexercisable   Exercisable   Unexercisable
    ----             -----------     -------------   -----------   -------------

Stuart E. Ross       41,950 shares   23,900 shares     $32,186        $ 8,125

David DeSimone(1)    10,000 shares   20,000 shares     $22,188        $44,375

-----------

(1) Mr. DeSimone exercised options to purchase 10,000 shares on March 24, 1998 (constituting all options that had vested as of such date). All of his remaining unexercised options (whether or not exercisable) terminated on March 21, 1998.

(2) Based upon the market value of the Common Stock of $4-19/32 per share on February 28, 1998.

DESCRIPTION OF STOCK OPTION PLAN

         The Stock Option Plan was adopted by the Board of Directors of the Company on August 16, 1994 and approved by shareholders of the Company on August 4, 1995. The Board of Directors adopted certain amendments to the Stock Option Plan on November 28, 1995 and August 1, 1996. The Stock Option Plan, as amended, authorizes the issuance, within ten years from the date of its adoption, of options covering up to 500,000 shares of Common Stock (subject to adjustment in certain circumstances) to directors, executive officers and other key employees of, and consultants to, the Company. As of May 21, 1998, options for an aggregate of 83,420 shares of Common Stock granted under the Stock Option Plan had been exercised, options for 266,727 shares of Common Stock, at exercise prices ranging from $3.00 to $10.375 per share, were outstanding and 149,853 shares of Common Stock were available for the grant of future options. The Stock Option Plan is intended to provide an incentive to continued employment or association of such key employees and other individuals by enabling them to acquire a proprietary interest in the Company and by offering comparable incentives to enable the Company better to attract, compete for and retain highly qualified individuals, as well as to associate the interests of such persons with those of the Company and its shareholders.

         Options granted under the Stock Option Plan may be either "Incentive Stock Options" as that term is defined in Section 422 of the Internal Revenue Code of 1986, or options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options").

         Incentive Stock Options may be granted only to employees of the Company. An Incentive Stock Option must expire within ten years from the date it is granted (five years in the case of such options granted to a holder of more than 10% of the outstanding Common Stock). Incentive Stock Options are first exercisable not earlier than one year from the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the Common Stock on the date such Incentive Stock Option is granted (or 110% of the fair market value of the Common Stock in the case of such options granted to a holder of more than 10% of the outstanding Common Stock). To the extent that the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options will be treated as Non-Qualified Stock Options.

         The Company may issue Non-Qualified Stock Options under the Stock Option Plan to executive officers, directors and key employees of the Company and advisors and consultants to the Company. The exercise price of Non-Qualified Stock Options must be at least equal to the fair market value of the Common Stock on the date such Options are granted and will have such expiration date and vesting schedule as determined by the Stock Option Committee at the time of grant.

         Upon exercise of an option issued under the Stock Option Plan, payment is required to be made in cash, or if permitted by the applicable option agreement, by delivery of shares of Common Stock, currently exercisable options to acquire Common Stock or other property valued at its then fair market value. Options are not transferable by the optionee, other than by will or applicable laws of descent and distribution. In the event of termination of the optionee's relationship with the Company other than for cause, the optionee's options will expire on the earlier of stated expiration or three months after the date of termination (except in the case of death, disability or retirement, in which event the period is extended to 12 months). Upon a change in control of the Company, all outstanding options become immediately exercisable in full.

EMPLOYMENT  CONTRACTS  AND  TERMINATION  OF  EMPLOYMENT  AND   CHANGE-IN-CONTROL
ARRANGEMENTS

         Daniel Flohr serves as President and Chief Executive Officer of the Company pursuant to an employment agreement, dated as of March 1, 1994, as amended, at an annual base salary of $130,000. Mr. Flohr's employment agreement is automatically renewed annually unless notice of non-renewal is given by either party at least six months prior to the end of the then current term. In the event that Mr. Flohr's employment is terminated by the Company for any reason without cause and prior to expiration of the then current term, Mr. Flohr would be entitled to receive, in one lump sum, the aggregate base salary that he would have received had he been employed through the end of the then current term.

         Tina Jacobs serves as Executive Vice President and Chief Operating Officer of the Company pursuant to an employment agreement, dated as of March 1, 1994, as amended, at an annual base salary of $110,000. Ms. Jacobs' employment agreement is automatically renewed annually unless notice of non-renewal is given by either party at least six months prior to the end of the then current term. In the event that Ms. Jacobs' employment is terminated by the Company for any reason without cause and prior to expiration of the then current term, Ms. Jacobs would be entitled to receive, in one lump sum, the aggregate base salary that she would have received had she been employed through the end of the then current term.

         Stuart Ross serves as Director of Engineering of the Company pursuant to an employment agreement, dated as of December 30, 1993, which is automatically renewed at the end of each calendar year unless notice of non-renewal is given by either party at least 90 days prior to the end of the then current year. Mr. Ross' annual base salary was increased from $100,000 to $115,000, effective May 7, 1997. In the event that Mr. Ross' employment is terminated by the Company without cause, Mr. Ross would continue to receive his salary for a period equal to the lesser of (i) two months, and (ii) the balance of the term of his employment agreement. Mr. Ross' employment agreement also provides that, for a period of three years following his termination of employment, he will not, in any capacity, compete with the Company.

         Until his termination of employment on February 20, 1998, David DeSimone served as Vice President of Marketing and Sales of the Company pursuant to a two-year employment agreement, dated as of August 15, 1996, at an annual base salary of $100,000. At the commencement of his employment with the Company, and to assist him in his relocation to Wilmington, North Carolina, Mr. DeSimone received a non-accountable relocation expenses payment of $35,000. Pursuant to his employment agreement, Mr. DeSimone would have been entitled to receive incentive compensation for Fiscal 1998 if certain sales goals (which were not achieved) were attained. In addition, Mr. DeSimone was granted (i) an option to purchase 30,000 shares at an exercise price of $2.375 per share, which option vested in three equal annual installments beginning September 3, 1997 and expired September 3, 2001, and (ii) options (which have terminated) to purchase an aggregate of 10,000 shares of Common Stock at an exercise price of $2.375 per share if the Company achieved certain performance goals (which did not occur). All of Mr. DeSimone's options, except for options to acquire 10,000 shares of Common Stock which were exercised within ninety days after termination, terminated on May 21, 1998. In connection with his termination, Mr. DeSimone received a severance payment of $10,000 in full satisfaction of the Company's obligations under his employment agreement. Mr. DeSimone's employment agreement also provided that, for a period of two years following his termination of employment, he would not, in any capacity, compete with the Company.

         The Company maintains a $1,500,000 key person insurance policy on the life of Mr. Flohr, of which the Company is the beneficiary for $1,000,000 and Ms. Jacobs (Mr. Flohr's wife) is the beneficiary for $500,000. Ms. Jacobs reimburses the Company for the cost of her pro rata share of the policy. The Company also maintains a $500,000 key person insurance policy on the life of Mr. Ross, of which the Company is the sole beneficiary.

CERTAIN TRANSACTIONS

         Mr. Flohr and Ms. Jacobs own the Company's Wilmington, North Carolina facility, including the land on which the facility is located, and lease it to the Company pursuant to a triple net lease. The Company is responsible for all costs and expenses, including applicable taxes, relating to the facility. In April 1996, the Company exercised the first of two successive three-year options to extend the lease term until April 30, 1999. In accordance with the lease terms, effective May 1, 1996, the annual base rent was increased from $60,000 to $75,360 (the fair market rental value of the facility as of the beginning of the renewal term). In addition, Mr. Flohr and Ms. Jacobs allow the Company to use approximately 9,000 square feet of a 1.4 acre adjacent tract of land owned by them as a parking area for the Company's employees and customers, in consideration for which the Company provides minimal maintenance of the parking area and pays approximately $330 per year of real estate taxes on the tract of land. The Company believes that the terms and conditions of the lease are no less favorable to the Company than those available from unaffiliated third parties. The facility is presently being fully utilized. In the event that the Company needs additional space, Mr. Flohr and Ms. Jacobs have offered to construct an additional building to the Company's specifications on the adjacent tract, and to lease such building, when constructed, to the Company on terms similar to the existing lease, including at a rental no greater than fair market value at the commencement of the lease term.

                           APPROVAL OF THE ISSUANCE OF
                                  EXCESS SHARES
                           (ITEM 2 ON THE PROXY CARD)

DESCRIPTION OF THE DECEMBER PLACEMENT

         On December 19, 1997, the Company completed a private placement (the "December Placement") pursuant to which the Company issued to several investors an aggregate of (a) 4,500 shares (the "Series A Preferred Shares") of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), with an initial stated value of $1,000 per share (which stated value increases at the rate of 5% per annum; such amount, as increased from time to time, the "Series A Stated Value"), (b) warrants (the "One-Year Warrants") to acquire up to an aggregate of 315,000 shares of Common Stock, and (c) warrants (the "Three-Year Warrants;" and, with the One-Year Warrants, collectively, the "1997 Warrants") to acquire up to an aggregate of 135,000 shares of Common Stock. The Company received net proceeds from the December Placement of approximately $4,130,000 (after payment of fees (including finders fees) and related expenses of approximately $370,000).

         Each Series A Preferred Share is convertible, from time to time in whole or in part at the option of the holder, into such number of shares of Common Stock as is determined by dividing the Series A Stated Value by the lesser of (a) $7.3575, and (b) 85% of the average of the closing bid price during such three consecutive trading day period as may be selected by the holder during the 25 trading day period preceding the date of conversion. Any Series A Preferred Shares issued and outstanding on December 19, 1999 will automatically be converted into Common Stock at the conversion price then in effect. The Series A Preferred Shares cease to be convertible if, at any time, the aggregate number of shares of Common Stock then issued upon conversion of the Series A Preferred Shares would equal 1,068,500 shares of Common Stock (the remaining shares of Common Stock then issuable upon conversion of the Series A Preferred Shares being the "Series A Excess Shares" and the limitation on conversion is hereinafter referred to as the "19.99% Limitation"), unless the Required Approval (as defined below) has been received in accordance with the rules of The Nasdaq Stock Market, Inc. (as discussed below under "Reasons for the Proposal").

         Pursuant to certain registration rights granted to the investors in the December Placement, the Company filed a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "1933 Act") with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the 1997 Warrants (collectively, the "Registerable Securities"). The Registration Statement became effective on March 26, 1998. The Company has agreed to use its best efforts to maintain the effectiveness of the Registration Statement until the earlier of (a) December 19, 2001, or (b) the time that all the Registerable Securities have been sold pursuant to the Registration Statement or may be sold pursuant to Rule 144 under the 1933 Act without regard to the volume limitations thereof.

         The Series A Preferred Shares are subject to redemption at the option of a holder if, among other things, (a) the effectiveness of the Registration Statement lapses for more than 30 consecutive days or more than 60 days in any 12 month period, (b) the Company fails to maintain the listing of the Common Stock on the Nasdaq National Market ("NNM") or such other principal securities exchange or automated quotation system on which the Common Stock is then traded and such failure continues for more than 30 days, or (c) the Series A Preferred Shares cease to be convertible as a result of the 19.99% Limitation and the Company prior thereto, or within 75 days after notice from holders of two-thirds of the Series A Preferred Shares, has not received the Required Approval to issue the Series A Excess Shares.

         The Company has agreed to pay certain penalties to the holders of the Series A Preferred Shares if (a) the Company fails to cause timely delivery of the Common Stock issuable upon conversion of the Series A Preferred Shares, (b) the Company is unable to convert Series A Preferred Shares into Common Shares because the Company does not have a sufficient number of authorized but unissued shares available for issuance therefor, (c) the effectiveness of the Registration Statement lapses for more than 15 consecutive days or more than 30 days in any 12 month period, or (d) the Company fails to maintain the listing of the Common Stock on the NNM or other principal securities exchange or automated quotation system on which the Common Stock is then traded and such failure continues for more than 10 days.

         The One-Year Warrants expire on December 19, 1998 and have an exercise price of $8.05 per share (115% of the closing price of the Common Stock on the NNM on the trading day immediately preceding the closing date of the December Placement), subject to adjustment under certain circumstances, including upon issuances of shares of Common Stock (or securities convertible or exchangeable into shares of Common Stock) at less than 80% of the then market price on the NNM for the Common Stock. The One-Year Warrants are redeemable at the option of the Company at a price of $.01 per warrant if the closing price of the Common Stock is greater than 130% of the exercise price of the One-Year Warrants then in effect for 10 consecutive trading days. The Three-Year Warrants expire on December 19, 2000 and have an exercise price of $9.10 per share (130% of the closing price of the Common Stock on the NNM on the trading day immediately preceding the closing date of the December Placement), subject to adjustment under certain circumstances, including upon issuances of shares of Common Stock (or securities convertible or exchangeable into shares of Common Stock) at less than 80% of the then market price on the NNM for the Common Stock. The Three-Year Warrants are not redeemable. As of May 21, 1998, One-Year Warrants to acquire 325,000 shares of Common Stock and Three-Year Warrants to acquire 60,000 shares of Common Stock had been exercised.

         In connection with the transaction, the Company paid a finders fee of $295,000 and issued, to an affiliate of the finder, One-Year Warrants to acquire an aggregate of 185,000 shares of Common Stock. The shares of Common Stock issuable upon exercise of such One-Year Warrants are included in the Registration Statement. Each participant in the December Placement was responsible for its own costs and expenses.

         The net proceeds from the December Placement has been, and will be, used for working capital, including for the marketing of the Company's TV-based video phone, C-Phone Home, and funding anticipated increases in inventories and receivables related to the commercialization of C-Phone Home.

REASONS FOR THE PROPOSAL

         The rules of The Nasdaq Stock Market, Inc. ("Nasdaq") require that a company, whose common stock is listed on Nasdaq obtain shareholder approval prior to the issuance by such company of additional shares of common stock, in a transaction (or series of related transactions), other than a public offering, when (i) the number of shares of common stock being issued equals or exceeds 20% or more of the number of shares of common stock outstanding before such transaction (or series of related transactions), and (ii) the shares of common stock are being sold at a price per share which is less than the greater of the per share book value or the per share market value of the common stock as of the time of the transaction. As a result of the foregoing, the Company is not permitted to issue in excess of 1,068,513 shares of Common Stock upon conversion of the Series A Preferred Stock. As of May 21, 1998, 2,576 Series A Preferred Shares had been converted into 1,067,217 shares of Common Stock. As a result, the Company is seeking shareholder approval in order that the Company can fulfill its contractual commitment to the holders of the Series A Preferred Shares.

         The Company is required, under certain circumstances, to redeem any outstanding Series A Preferred Shares if it has not either (i) obtained approval of the issuance of the Excess Shares by the requisite vote of shareholders, or
(ii) received other permission from Nasdaq, to allow the Company to resume issuances of shares of Common Stock upon conversion of the Series A Preferred Shares (collectively, the "Required Approval"). As of May 21, 1998, 1,924 Series A Preferred Shares were outstanding. If the proposal to approve the issuance of the Excess Shares is not adopted at the Annual Meeting and, as a result thereof, the holders of the Series A Preferred Shares exercised their redemption rights, the Company would be required to pay approximately $5,039,834 to redeem all the outstanding Series A Preferred Shares (based on a redemption date of May 21,
1998). There can be no assurance that the Company will have the financial ability to redeem the Series A Preferred Shares and even if the Company has such ability, such payment would materially adversely effect the Company's financial condition and deplete its cash resources.

         The Company entered into, and consummated, the December Placement based on a determination by its Board of Directors that the Company's then level of cash and cash equivalents were inadequate to permit the Company to continue in existence for a sustained period. While the Board of Directors considered the disadvantages of the potential issuance of a significant number of shares of Common Stock upon conversion of the Series A Preferred Shares, including (i) the potential dilution of the voting power per share of Common Stock, (ii) the potential dilution of the Common Stock book value, and (iii) the potential negative impact on earnings per share of Common Stock, after negotiations with investment banking firms and potential investors, and based upon the pressures of the need for additional cash resources, the Board of Directors determined that it was in the best interests of the Company and its shareholders for the Company to proceed with the December Placement based on the Board's belief that such transactions offered the most favorable terms then available to the Company given the then existing market conditions and the Company's then need for additional cash resources.

REQUIRED VOTE

         The approval of the issuance of the Excess Shares will require the affirmative vote of a majority of the total votes cast on such proposal by the holders of the then outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series A Preferred Shares that were issued upon conversion of Series A Preferred Shares).

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF THE EXCESS SHARES.


                      SELECTION OF INDEPENDENT ACCOUNTANTS
                           (ITEM 3 ON THE PROXY CARD)

         The Board of Directors has selected, subject to ratification by the shareholders of the Company at the Annual Meeting, the firm of Coopers & Lybrand L.L.P. as the independent accountants to audit the Company's financial statements for its fiscal year ending February 28, 1999. Coopers & Lybrand L.L.P. has served as the independent accountants for the Company for more than the past five years and is, therefore, familiar with the affairs and financial procedures of the Company. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

         The ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for the current fiscal year requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting by the holders of shares entitled to vote.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.


               SHAREHOLDERS' PROPOSALS FOR THE 1999 ANNUAL MEETING

         A shareholder who desires to include a proposal in the proxy material relating to the 1999 Annual Meeting of shareholders of the Company must submit the same in writing, so as to be received at the principal executive office of the Company (to the attention of the Secretary) on or before February 28, 1999 for such proposal to be considered for inclusion in the proxy statement for such Annual Meeting. Such proposal must also meet the other requirements of the Securities and Exchange Commission relating to shareholder proposals required to be included in the Company's proxy statement.

                                  OTHER MATTERS

         The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

         The Company will bear the cost of the Annual Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing this proxy statement. In addition to solicitation by mail, directors, officers and regular employees of the Company (none of whom will be additionally compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward forms of proxy and proxy materials to their principals and the Company will reimburse them for their reasonable expenses in connection therewith.

         This Proxy Statement incorporates by reference the information contained in Item 6 "Management's Discussion and Analysis or Plan of Operations" and Item 7 - "Financial Statements" of the Company's Annual Report on Form 10-KSB ("Form 10-KSB") for the fiscal year ended February 28, 1998, which is included in the Company's 1998 Annual Report to Shareholders. THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, A COPY OF ITS FORM 10-KSB INCLUDING THE FINANCIAL STATEMENTS, NOTES TO THE FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES CONTAINED THEREIN. Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Written requests for copies of any such materials should be directed to Paul H. Albritton, Chief Financial Officer, C-Phone Corporation, 6714 Netherlands Drive, Wilmington, North Carolina 28405.

                                       By Order of the Board of Directors



                                       Tina L. Jacobs
                                       SECRETARY

June __, 1998

                                   ----------


         PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                               C-PHONE CORPORATION
             PROXY - ANNUAL MEETING OF SHAREHOLDERS - JULY 31, 1998
                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

         The undersigned shareholder of C-Phone Corporation (the "Company") hereby constitutes and appoints Daniel P. Flohr, Tina L. Jacobs and Paul H. Albritton, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of the Company's Comon Stock which the undersigned is entitled to vote at the Annual Meeting of shareholders to be held at the Holiday Inn Express Hotel & Suites, 160 Van Campen Boulevard, Wilmington, North Carolina on July 31, 1998, at 9:00 a.m., and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Annual Meeting.


(1)      Election of Directors      FOR all nominees listed below (except  |_|      WITHHOLD AUTHORITY  |_|
                                    as marked to the contrary below)                to vote for all nominees

              DANIEL P. FLOHR, SEYMOUR L. GARTENBERG, TINA L. JACOBS, DONALD S. MCCOY, E. HENRY MIZE, STUART E. ROSS

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


                                                ----------------------------------

(2)      Proposal to approve the issuance of the Excess Shares.                          |_|  FOR    |_|  AGAINST    |_|  ABSTAIN


(3)      Proposal to ratify the selection of Coopers & Lybrand L.L.P. as the Company's   |_|  FOR    |_|  AGAINST    |_|  ABSTAIN
         independent accountants for the fiscal year ending February 28, 1999.

         EACH OF THE FOREGOING MATTERS HAS BEEN PROPOSED BY THE COMPANY AND IS INDEPENDENT AND NOT CONDITIONED ON THE APPROVAL
         OF ANY OTHER MATTER.

(4)      In their discretion, upon such other matters as properly may come before the Annual Meeting.

                                           (Continued and to be signed on reverse side.)

         Said attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

         Receipt  is   acknowledged   of  the   Notice  of  Annual   Meeting  of
shareholders, the Proxy Statement accompanying said Notice and the Annual Report to shareholders for the fiscal year ended February 28, 1998.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND EACH OF THE ABOVE PROPOSALS.

         IN WITNESS WHEREOF, the undersigned has signed this proxy.

                                                 Dated: _____________, 1998


                                                 -------------------------------
                                                 Shareholder(s) signature

                                                 -------------------------------
                                                 Shareholder(s) signature



                                                 NOTE:      Signature(s)      of
                                                 shareholder  should  correspond
                                                 exactly with the name(s)  shown
                                                 hereon.   If  shares  are  held
                                                 jointly,  both  holders  should
                                                 sign.   Attorneys,   executors,
                                                 administrators,       trustees,
                                                 guardians or others  signing in
                                                 a    representative    capacity
                                                 should give their full  titles.
                                                 Proxies executed in the name of
                                                 a corporation  should be signed
                                                 on behalf of the corporation by
                                                 its    president    or    other
                                                 authorized officer.



         I DO |_|   DO NOT |_|   EXPECT TO ATTEND THE ANNUAL MEETING.





NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed envelope.